UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2016

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	0-20322	91-1325671
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South,

Seattle, Washington 98134

(Address of principal executive offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2016, Starbucks Corporation (“Starbucks”) filed a Current Report on Form 8-K (the “Original 8-K) reporting that Kevin R. Johnson, currently president and chief operating officer, would become president and ceo, and that Howard Schultz, currently chairman and ceo, would become executive chairman, both such appointments to be effective April 3, 2017.

On March 21, 2017, the Board of Directors of Starbucks approved, based on the recommendation of the Compensation and Management Development Committee of the Starbucks Board of Directors, compensation for Messrs. Johnson and Schultz in their new roles. This filing is being made to amend the Original 8-K to include the following information regarding these new compensation arrangements: (a) annualized base salary for Mr. Johnson was increased to $1,300,000; (b) annualized base salary for Mr. Schultz was reduced to $1; (c) Mr. Johnson’s target under the Executive Management Bonus Plan was increased to 200% of his base salary; (d) Mr. Schultz’s target under the Executive Management Bonus Plan remained at $3,750,000 (which is equivalent to his prior bonus target of 250% applied to his prior annualized base salary of $1,500,000); (e) Mr. Johnson will be granted a promotional equity award of $800,000; and (f) Mr. Schultz will be granted an equity award of $750,000. The equity awards will be granted on April 17, 2017 and will consist of approximately 40% stock options and 60% performance-based restricted stock units (“PRSUs”). The stock options will vest in four equal increments of 25% on each of the first four anniversaries of November 21, 2016, subject to continued employment. The extent to which the PRSUs will vest is based on fiscal 2018 earnings per share and return on invested capital goals. To the extent such targets are met, the PRSUs will vest 50% on November 21, 2018 and 50% on November 21, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated: March 23, 2017

	By:	/s/ Lucy Lee Helm
	Name:	Lucy Lee Helm
	Title:	executive vice president, general counsel and secretary